UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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KIMBALL ELECTRONICS, INC.
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Notice of 2016 Annual Meeting

and Proxy Statement

OUR GUIDING PRINCIPLES
Customers

•
Our customer is our business. We must provide innovative products and services that excite our customers and exceed their expectations of quality, features and enduring value. We also must recognize and respond quickly and creatively to ideas of others, both internally and externally.

•	Long-term customers are more important than short-term results. We will promise only what we know can be delivered; we will strive to deliver more than was promised.

•	We seek to consistently demonstrate a sense of warmth, humor and mutual respect in our relationships with our customers, to be the company with which they most enjoy working.
People

•
Our people are the company. Kimball has been built upon the tradition of pride in craftsmanship, mutual trust, personal integrity, respect for dignity of the individual, a spirit of cooperation, and a sense of family and good humor. We seek to enhance this culture as we grow.

•
We cultivate a leadership style that embraces the attitudes of personal autonomy and empowerment; individual initiative and teamwork; employee involvement and continuous improvement; and open, non-defensive communication.

•	We shall foster an organizational structure, information systems and development of personal skills that maximize our peoples’ flexibility to respond to our customers on their own terms.

•	We want employees to share in their company’s success, both financially and through personal growth and fulfillment.

•
The most unfair system of all is one that blindly treats all situations the same. Therefore, we discourage rigid rules and policies in favor of a philosophy of individual responsibility and flexibility, so that real needs, rather than the rules, are met.

•
Offering ideas for improvements and new products is an opportunity we all share, a responsibility we must all accept. We seek to promote and reinforce an entrepreneurial spirit -- a conviction that growth and continuous improvement is everyone’s job.

•	We seek a diversified group of employees who can be committed to preserving and enhancing these values.

•	Suppliers are our partners, an extension of our company. They must share our commitment to total quality that exceeds our customers’ expectations.
Citizenship

•	The environment is our home. We will be leaders in not only protecting but enhancing our world.

•
Recognizing that an attitude of pride in the company and the community are intertwined, we seek to share, but not impose, our values within the communities in which we live. We also strive to help our communities be great places to live.

•	We believe the greatest contribution we can make to the prosperity and quality of life of the communities in which we operate lies in being a dynamic, growing company.
Profits

•	Profits are the ultimate measure of how efficiently and effectively we serve our customers and are the only true source of long-term job security.

•	Profitability and financial resources give us the freedom to shape our future and achieve our vision.

CHAIRMAN’S OVERVIEW

Dear Share Owner:
We managed our way through a challenging global economic environment in fiscal year 2016. Despite those challenges, I am happy to highlight some key areas of progress.

Our Plan

•	Maintain alignment with our long-term strategic plan.

•	Deliver on our long term targets and key initiatives.

•	Better align ourselves with our key stakeholders by working diligently to achieve our growth and return on invested capital goals to create greater value for you as a Share Owner.

Our Actions and Successes

•	Be an employer of choice - success shown by rising employee satisfaction scores in our guiding principles surveys.

•
Build strong customer relationships - success shown in our customer loyalty metrics where we again increased the number of customers as well as the percentage of our sales that came from customers that we have been doing business with for over 10 years.

•	Deliver excellent service - success shown as we were again recognized by Circuits Assembly after a survey of our customers, for being among the best in our industry in customer satisfaction in 2015.

•	Make investments that will drive future growth in sales and profits - success shown in a number of initiatives:

◦	Continued to deploy new capital ($35 million) largely to support our significant new business awards and our European capacity expansion in Romania.

◦	Added strategic new accounts.

◦
Expanded our package of value with the Medivative and Aircom (July 2016) acquisitions which adds capabilities in mechanical design, plastic injection molding, and metal fabrication, positioning us well to take advantage of the growth opportunities in new and exciting product categories in the medical and biosciences markets.

◦	Returned $13 million to our shareholders by repurchasing 1.2 million shares of our common stock.

Our Results

•	Consolidated net sales - $842.1 million - 3% increase over last fiscal year, with performance in our end market verticals:

◦	Automotive - up 9% on increases in all markets and new product awards.

◦	Industrial - down 7%.

◦	Medical - up 3% on increased demand and launch of next generation product.

◦	Public Safety - flat.

•
Operating income - 3.5%, below our goal of 4.0%. The startup costs associated with our greenfield expansion in Romania combined with the significant number of new program launches placed added pressure on our operating margins. Expanding our operating margins will continue to be a priority of focus for us in fiscal year 2017.

•	Consolidated net income - $22.3 million or $0.76 per diluted share.

•	Operating cash flow - $37 million, up from $28 million in fiscal year 2015.

•	Net cash - $46 million, despite significant capital expenditures, share repurchases, and an acquisition.

Our Focus
Because of our core competency, long history of manufacturing durable electronics, and our package of value, we are uniquely positioned and qualified to take full advantage of the growth opportunities in the automotive, industrial, medical, and public safety end markets.  We are proven experts and leaders when it comes to the design, manufacturing, and testing of electronic assemblies that require the highest level of quality and reliability.  Our global footprint and capabilities are very much aligned with the preferences and requirements of our customers. We are in the right places at the right time to support their growth initiatives.

Our Team
We are proud of the global team of Kimball Electronics employees who have embraced our strategies and are making them happen. They have remained true to our time-proven values and principles which have made Kimball Electronics successful. We are confident that their spirit of commitment will ensure future success.

For more detailed insights into the past year, I encourage you to read our Annual Report and Form 10-K, as well as follow us on our website at www.kimballelectronics.com.

And I would like to extend a personal invitation for you to attend our annual meeting at our Kimball Electronics Headquarters, located at 1205 Kimball Blvd. in Jasper, Indiana beginning at 9 a.m. EDT on Thursday, October 20, 2016. I hope to see you there.

Donald D. Charron Chairman and Chief Executive Officer Kimball Electronics, Inc.

NOTICE OF ANNUAL MEETING OF SHARE OWNERS
KIMBALL ELECTRONICS, INC.
1205 Kimball Blvd
Jasper, Indiana 47546
(812) 634-4000

To the Share Owners of Kimball Electronics, Inc.:
The annual meeting of the Share Owners of KIMBALL ELECTRONICS, INC., an Indiana corporation (the “Company”), will be held at the principal offices of the Company, 1205 Kimball Blvd, Jasper, Indiana on Thursday, October 20, 2016, at 9:00 A.M., Eastern Daylight Time (EDT), for the following purposes:

1.	To elect two (2) directors of your Company (“Proposal 1”).

2.	To ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2017 (“Proposal 2”).

3.	To consider and transact such other business as may properly come before the meeting or any adjournments thereof.

By Order of the Board of Directors
John H. Kahle, Secretary
September 9, 2016
Annual Share Owners Meeting Information

DATE	October 20, 2016
TIME	9:00 a.m. EDT
PLACE	Kimball Electronics, Inc. Headquarters 1205 Kimball Blvd. Jasper, IN 47546
RECORD DATE	August 17, 2016
VOTING ELIGIBILITY	Registered Share Owners as of the Record Date are entitled to submit proxies or vote in person at the Annual Share Owners Meeting.

Meeting Agenda Items

Proposal	Board Recommendation	Rationale
Proposal 1: Elect Two Directors for a 3-year Term: • Christine M. Vujovich • Thomas J. Tischhauser	Vote FOR each of the candidates.	Both are very qualified and capable directors who have many years of previous experience as members of the Company’s board, and will serve the interests of our Share Owners very well.
Proposal 2: Ratify the Selection of Deloitte & Touche LLP as the Company’s Registered Independent Public Accounting Firm	Vote FOR ratification of the selection.	Deloitte & Touche is a major public accounting firm who is very well qualified to conduct an independent audit of your Company and has done so very capably and cost-effectively for several years.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE OR THE PROXY CARD, OR IF YOU RECEIVED A PRINTED SET OF PROXY MATERIALS, YOU MAY VOTE BY SIGNING, DATING AND MAILING THE ACCOMPANYING PROXY CARD. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING IN PERSON.

TABLE OF CONTENTS

7		Election of Directors
9		Communicating with the Board
9		Corporate Governance at Kimball Electronics
	9	Director Qualifications
	10	Director Independence
	10	How the Board Addresses Risk
	11	Board and Committee Meetings
	12	Compensation and Governance Interlocks and Insider Participation
	12	Director Compensation
13		Review and Approval of Transactions with Related Persons
14		Report of the Audit Committee
15		Selection of Independent Registered Public Accounting Firm
16		Executive Compensation
	16	Summary Compensation Table
	17	Outstanding Equity Awards at Fiscal Year End 2016
	18	Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control
20		Equity Compensation Plan Information
20		Submission of Nominations and Proposals for 2017
20		Meeting and Voting Information
23		Share Ownership Information
24		Section 16(a) Beneficial Ownership Reporting Compliance
A-1		Appendix A - Approval Process for Services Performed by the Independent Registered Public Accounting Firm

ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS BY HOLDERS OF COMMON STOCK
The Board of Directors (the “Board”) is divided into three classes with approximately one-third of the directors up for election each year. The class of each director and the date of their election is noted in their qualification descriptions below. At the 2016 Annual Meeting of Share Owners, the Share Owners are to elect each of two (2) directors to serve a term of three years, or until their respective successors have been duly elected and qualified.
A director elected by the Board to fill a vacancy holds office until the end of the term for which such director’s predecessor was elected, or if the vacancy arises because of an increase in the size of the Board of Directors, at the end of the term specified at the time of such director’s election or selection, and until that director’s successor has been elected and qualified or until his or her earlier resignation, disqualification, disability or removal.
Each nominee is currently serving as a director of Kimball Electronics, Inc. (“we,” “us,” “our,” or the “Company”). Each nominee has consented to continue to serve as a director. If for any reason any such nominee shall become unable or unwilling to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the accompanying proxy. The Board has no reason to believe that any such nominee will be unable to serve.
The Class II nominees to be elected (serving a three-year term and then up for re-election in 2019):
Christine M. Vujovich
Thomas J. Tischhauser
Unique individual qualifications and skills of our nominees that led our Board to the conclusion that each should serve as a director are further described below and includes information each director has given us about his or her age, positions held, principal occupation, and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves (or during the past five years has served) as a director.
The nominees are:

	Christine M. Vujovich	Director

Ms. Vujovich served as a director of Kimball International Inc., (“Kimball International” or “former Parent”) from 1994 until 2016, when she resigned her board seat. Since 2012, Ms. Vujovich has been a member of the National Academy of Sciences Medium and Heavy-duty Vehicle Phase II Fuel Economy Committee, which advises the National Highway Traffic Safety Administration and the U.S. Environmental Protection Agency. Ms. Vujovich is currently retired, but served in various management positions at Cummins, Inc. from 1978 to 2009, including her position prior to retirement as Vice President, Marketing and Environmental Policy. Ms. Vujovich’s experience with international and domestic manufacturing and sales operations in a major manufacturing company provides valuable knowledge of marketing and manufacturing systems. Her environmental policy background provides expertise regarding governmental regulation.

Director since: 2014 Class II - re-election in 2016

	Thomas J. Tischhauser	Director

Mr. Tischhauser has served as a director of Kimball International since 2008. He has been an independent executive consultant in leadership development and a principal with Wynstone Partners since 2007. He served as Vice President of Continental Automotive from 2006 to 2007 and served in various management positions of Motorola, Inc. from 1983 to 2006, including his final position as Corporate Vice President. Mr. Tischhauser’s broad experience in the electronics and consulting industries provides unique insights into the electronics markets from a global perspective.

Director since: 2014 Class II - re-election in 2016	The Board of Directors recommends a vote “FOR” the election of each of the Class II director nominees.

Other Directors Not Standing for Re-election in 2016

	Geoffrey L. Stringer	Director

Mr. Stringer has served as a director of Kimball International since 2003, but is otherwise retired, having most recently served from 1998 to 2001 as Executive Vice President of Bank One Corporation and Chief Executive Officer of Bank One Capital Corporation, and prior to that holding various other senior management positions at banks acquired by the Bank One Corporation. Mr. Stringer’s lifelong career experience as a banker provides a significant breadth and depth of experience in general economics, capital markets, and financing.

Director since: 2014 Class III - re-election in 2017

	Christopher B. Curtis	Director

Mr. Curtis is Chief Executive Officer of the Wencor Group, a position he assumed on August 1, 2016. Wencor engineers, sources, distributes and repairs components for the aviation industry. Mr. Curtis served in various management positions of Schneider Electric, NA from 1993 to 2013 including the position of President and Chief Executive Officer from 2008 to 2013. He is currently serving as Senior Advisor to the company. Prior to 1993, Mr. Curtis held various positions with Robert Shaw Controls (acquired by Siebe PLC) and Grasslin Controls Company. He currently also serves as Chairman of the Board of Munters AB and as a member of the Boards of Directors of S&C Electric Company and Aegion. Mr. Curtis’ background in operations, leadership, strategy and global markets, as well as previous experience serving as an independent director, will provide valuable input into planning for strategic growth.

Director since: 2014 Class III - re-election in 2017

	Donald D. Charron	Chairman of The Board, Chief Executive Officer

Mr. Charron serves as Kimball Electronics’ Chairman of the Board and Chief Executive Officer. He formerly served as an Executive Vice President of Kimball International, a member of the Board of Directors of Kimball International, and the President of Kimball Electronics Group. Mr. Charron had led the EMS segment of Kimball International since joining Kimball International in 1999. Mr. Charron’s extensive contract electronics industry experience prior to joining Kimball International, as well as his intimate knowledge of Kimball Electronics provides valuable operational, strategic, and global market insights. Mr. Charron graduated from South Dakota School of Mines and Technology with a degree in Electrical Engineering.

Director since: 2014 Class I - re-election in 2018

	Colleen C. Repplier	Director

Ms. Repplier has been with Tyco International since 2007, holding the title of President for two separate organically and inorganically expanding fire protection products business units during that time. Prior to Tyco, Ms. Repplier held senior leadership positions at The Home Depot from 2005 to 2007. Prior to 2005, Ms. Repplier spent 20 years in the energy industry, holding engineering and marketing roles with Westinghouse Electric Company and Bechtel Corporation as well as progressing through commercial and general management assignments at General Electric. Ms. Repplier’s engineering background and extensive experience in operations, supply chain management, and six-sigma methodologies will provide broad insights into operational planning and improvement opportunities.

Director since: 2014 Class I - re-election in 2018

	Gregory J. Lampert	Director

Mr. Lampert has been Executive Vice President, President and Chief Executive Officer of General Cable, Americas since January 2013. Prior to this, he held various management positions at General Cable since joining the company in 1998. Prior to joining General Cable, he held engineering and commercial management positions with The Dow Chemical Company and Cintas Corporation. Mr. Lampert’s previous board experience and financial background as well as experience in managing sales organizations will provide broad insights into capital planning and sales operations.

Director since: 2014 Class I - re-election in 2018

COMMUNICATING WITH THE BOARD
Share Owners may communicate with a member of the Board by sending comments in care of the Secretary of the Company at 1205 Kimball Blvd, Jasper, Indiana 47546. The Secretary has the discretion to forward the correspondence to the director, or if circumstances dictate, to other departments within the Company to which such communication is more appropriately addressed. A log of correspondence received and copies of the correspondence are available to any director who wishes to review them.

CORPORATE GOVERNANCE AT KIMBALL ELECTRONICS
Director Qualifications
The rapidly changing business conditions and markets in which the Company operates require a high-performance and committed Board. Individual Board members should possess a broad variety of personal attributes, experience, and skills to give the Board the depth and breadth necessary to effectively oversee management on behalf of our Share Owners. Personal attributes include integrity, commitment to the Company’s Vision and Guiding Principles, practical judgment, broad complementary education, and willingness to commit the time and energy necessary to effectively contribute as a Board member. Necessary skills and experience and why they are important include:

•	Financial - for evaluation of financial performance, capital investments, and capital structure.

•	International - for evaluation of global operations and expansion.

•	Technology - for evaluation of technology investments and cyber-security risks.

•	Operations - for evaluation of our manufacturing operating plans and strategies.

•	Human Resources - for evaluation of our human capital resources, needs and compensation programs.

•	Public Company Experience - for evaluation of corporate governance policies, regulatory structures and Share Owner relations.

•	Marketing - for evaluation of our business development, customer relationships, and end-market strategies.

•	Risk Management - for evaluation of our business risks and mitigation strategies.

•	Leadership - for evaluation of management leadership and succession planning.

DIRECTOR SKILLS AND EXPERIENCE

Director				Committees		Skills
Name	Age	Director Since	Independent?	Audit	Compen- sation/ Gover- nance	Financial	Inter- national	Tech- nology	Opera- tions	Human Resources	Public Com- pany	Mar- keting	Risk Manage- ment	Leader- ship
Donald D. Charron	52	2014	No			X	X	X	X		X	X	X	X
Colleen C. Repplier	55	2014	Yes	O		X	X		X	X	X	X	X	X
Gregory J. Lampert	49	2014	Yes		O	X	X	X	X	X	X		X	X
Christine M. Vujovich	64	2014	Yes		Chair		X		X	X	X	X		X
Thomas J. Tischhauser	58	2014	Yes	O		X	X	X	X		X	X		X
Geoffrey L. Stringer	73	2014	Yes	Chair		X		X		X	X		X	X
Christopher B. Curtis	59	2014	Yes		O	X	X	X	X			X		X
Director Independence
The Board consists of a majority of “independent directors,” as noted in the table above and as defined by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and the Board has determined that such independent directors have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors nominated for election are Ms. Vujovich and Mr. Tischhauser. The independent directors meet in regularly scheduled executive sessions and at other times as they deem appropriate.
How the Board Addresses Risk
The Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board approaches the Company’s risk management process in an intelligent manner based upon the fundamental recognition that risk management in any business enterprise requires an appropriate balance of two distinct aspects of risk:

•	Value Preservation — recognizing and mitigating as much as possible the risk of potential for loss or harm to any element of our business.

•	Value Creation — embracing the risks inherent in any business endeavor in order to reap the rewards of growth and profitability.
The Board has identified distinct risk categories, recognizing there is overlap of risks within each, and assigned oversight responsibilities as follows:

Risk	Oversight
Financial and Operating	Board
Strategic Planning	Board
Reporting and Compliance	Audit Committee
Governance and Independence	Compensation and Governance Committee
Compensation	Compensation and Governance Committee
The Board regularly reviews information regarding the Company’s financial position, operating results, and strategic plans, as well as risks associated with each. While the Audit Committee and the Compensation and Governance Committee are each responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
The Board currently combines the roles of Chairman of the Board and Chief Executive Officer. Generally, the Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) have separate roles, namely the Chairman is responsible for the leadership of the Board and presides at its meetings while the CEO is responsible for the day-to-day management of the Company’s business. The Board believes that these roles are best served by the same person at this time. Being newly-minted as a public company in November 2014, with several new Board members and a very experienced CEO who had lead the Company’s business for 15 years prior to the spin-off transaction, at this juncture in the Company’s history, it is critical to have alignment between the Board and management on where the Company is going, on the design of its strategy, and how a new board should operate. Combining the roles provides that alignment. In addition, a combined Chairman/CEO has multiple and in-depth perspectives on and knowledge of the Company’s markets and operations, as well as the power to quickly enact corporate initiatives. A unified role ensures strong, central leadership, increases efficiency, and can provide superior knowledge to the Board and increase the information available to it, with in-depth knowledge about the Company’s strengths and weaknesses, along with what issues need to be addressed moving forward.
Board and Committee Meetings
During fiscal year 2016, the Board met four times and each director then in office attended 100% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which such director served during his or her tenure, except one director who attended 88% of such meetings. The Company expects its directors to attend all Board meetings, as well as the Annual Meeting of Share Owners. Your Board currently has two standing committees: the Audit Committee and the Compensation and Governance Committee.
AUDIT COMMITTEE

Members	Geoffrey L. Stringer (Chairperson), Colleen C. Repplier, and Thomas J. Tischhauser.

Meetings in Fiscal 2016	7

Committee Accomplishments in 2016	Reviewed Quarterly Earnings Releases and SEC Filings; Approved Audit Fees; Approved FY ‘16 Audit Plan.
Responsibilities of the Committee
The Audit Committee operates under, and has the responsibilities set forth in, a written charter, which has been approved by the Board and is reviewed and reassessed annually or as circumstances dictate by the Audit Committee. The Audit Committee modifies the written charter, as necessary, to comply with all regulatory requirements as or before they become effective. A copy of the Audit Committee charter is available on the Company’s website at:

http://investors.kimballelectronics.com/phoenix.zhtml?c=253731&p=irol-govhighlights

The Board has determined that Mr. Stringer is an “Audit Committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). None of the Audit Committee members, including the Audit Committee financial expert, are salaried employees of the Company and, in the opinion of the Board, all meet the NASDAQ and SEC requirements with respect to independence and accounting experience.

Comments from the Committee
The Audit Committee completed its first full fiscal year as a committee and became much more familiar with the Company’s financial processes and controls. The Committee continues to enjoy a good relationship with the Company’s independent registered public accounting firm and meets regularly with them in executive sessions.

COMPENSATION AND GOVERNANCE

Members	Christine M. Vujovich (Chairperson), Christopher B. Curtis and Gregory J. Lampert

Meetings in Fiscal 2016	5

Committee Accomplishments in 2016
Approved and set Executive Officers and CEO Compensation; Approved Performance Share Awards, Profit Sharing Incentive Bonus Plan Economic Profit Targets, and Retirement Plan Company contribution. Reviewed Board and CEO compensation programs with assistance of qualified consultant.

Responsibilities of the Committee
The Compensation and Governance Committee’s responsibilities include advising the Board in matters of corporate governance, identification of individuals qualified to be board members, board member evaluations, orientation, and succession planning. A copy of the Compensation and Governance Committee’s charter is available on the Company’s website at:

http://investors.kimballelectronics.com/phoenix.zhtml?c=253731&p=irol-govhighlights

The Compensation and Governance Committee identifies potential nominees for director based on specified objectives in terms of the Board composition, taking into account the need for broad and complementary experience and expertise. Nominees, whether recommended by the Compensation and Governance Committee or a Share Owner, will be evaluated on the basis of established board member criteria, including, but not limited to those noted above in the “Director Qualifications” section of this Proxy Statement. Although it does not have a policy regarding diversity, the Compensation and Governance Committee does consider diversity of gender, race, national origin, education, and professional experience, which would enable a nominee to bring a varied set of skills and backgrounds to bear on the complicated issues which come before the Board.

The Compensation and Governance Committee also will consider candidates recommended by Share Owners. A Share Owner who wishes to recommend a director candidate for consideration by the Compensation and Governance Committee should send such recommendation to the Secretary of the Company at 1205 Kimball Blvd, Jasper, Indiana 47546, who will forward it to the Compensation and Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the Share Owner and the candidate for more information. A Share Owner who wishes to nominate an individual as a director candidate at the Annual Meeting of Share Owners, rather than recommend the individual to the Compensation and Governance Committee as a nominee, must comply with the advance notice requirements mandated by the Company’s By-laws and further explained in this Proxy Statement under “Share Owner Proposals.”

The Committee’s responsibilities also include making all determinations with respect to the compensation of the Chairman and CEO, reviewing and approving the compensation of all other executive officers in consultation with the CEO, approving awards under stock incentive plans, reviewing and approving the Company’s contribution to its defined contribution retirement plan, and approving targets, certification of target achievement, and authorization of payments under the Company’s Profit Sharing Incentive Bonus Plan.

Each of the members of the Compensation and Governance Committee is “independent” as such term for compensation committee members is defined in the listing standards of NASDAQ, each is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code.

Comments from the Committee
The Committee meets regularly in executive sessions. The Committee worked closely with a compensation consultant who provided valuable assistance for the Committee in reviewing Board, CEO and Executive Officer compensation programs.

Compensation and Governance Committee Interlocks and Insider Participation
None of the Compensation and Governance Committee members have ever been employed as an officer or employee of your Company or any of its subsidiaries, and none of the Compensation and Governance Committee members during fiscal year 2016 were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K.
Director Compensation
Fiscal Year 2016 Compensation to Non-Employee Directors
Directors’ compensation is set by the Board. The level of compensation is guided by the following goals: compensation should fairly pay directors for work required in a company of Kimball’s size and scope; and the structure of the compensation should be simple, transparent, market-competitive, and easy to understand.
All non-employee directors of your Company received an annual retainer fee of $75,000 plus a $40,000 equity retainer for service in fiscal year 2016. Additionally, the Lead Independent Director of the Board, the Chairperson of the Audit Committee of the Board, and the Chairperson of the Compensation and Governance Committee of the Board each received an additional $10,000 annual retainer fee.
Directors were able to elect to receive all or a portion of their annual, Lead Independent Director, or Chairperson retainers in Common Stock. The equity retainer and the portion of the annual, Lead Independent Director, and Chairperson retainers elected to be issued in Common Stock are issued under the 2014 Stock Option and Incentive Plan. Directors also are reimbursed for reasonable travel expenses incurred in connection with attending Board and committee meetings.

The following Non-Employee Director Compensation Table shows the compensation paid to each non-employee director during fiscal year 2016. Donald D. Charron, Chairman and CEO, is a Director of the Company but does not receive compensation for his services as a Director.
Non-Employee Director Compensation in Fiscal Year 2016

	Fees Earned or	Stock	Total
Name	Paid in Cash ($) (1)	Awards ($) (2)	($)
(a)	(b)	(c)	(h)
Christopher B. Curtis	$75,010	$40,000	$115,010
Gregory J. Lampert	$85,010	$40,000	$125,010
Colleen C. Repplier	$75,010	$40,000	$115,010
Geoffrey L. Stringer	$85,000	$40,000	$125,000
Thomas J. Tischhauser	$75,006	$40,000	$115,006
Christine M. Vujovich	$85,009	$40,000	$125,009

(1)
Represents fees paid during fiscal year 2016, and includes the following amount of shares for which the director elected to receive Common Stock in lieu of cash: Mr. Curtis 3,429, Mr. Lampert 5,440, Ms. Repplier 3,429, Mr. Stringer 7,770, Mr. Tischhauser 1,372, and Ms. Vujovich 3,886. These shares were valued using the per share price of $10.94, the market value for such shares on November 10, 2015. The value of the shares elected to be received for each director amounted to: Mr. Curtis $37,510, Mr. Lampert $59,510, Ms. Repplier $37,510, Mr. Stringer $85,000, Mr. Tischhauser $15,006, and Ms. Vujovich $42,509.

(2)
Represents the value of the unrestricted Common Stock awards granted during the year which amounted to 3,656 shares for each non-employee director using the per share price of $10.94, the market value for such shares on November 10, 2015.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions (with an aggregate value of at least $120,000) with the Company in which the director or executive officer or any member of his or her immediate family has an interest. In addition, any transactions with related persons or other circumstances that present potential conflicts of interest are to be reported to the Company’s compliance officer either directly or through an anonymous reporting service. When reported, the transactions or other conflicts are reviewed and approved by the Compensation and Governance Committee, if in the best interests of our Share Owners to do so. None of the Audit Committee, the Compensation and Governance Committee, nor the Board has formal written policies regarding its review and approval of these types of transactions.
There were no such transactions or conflicts reported during fiscal year 2016.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. During the fiscal year ended June 30, 2016, the Audit Committee was comprised of at least three directors as required per the Audit Committee Charter. All members of the Audit Committee meet the independence and experience requirements of The NASDAQ Stock Market LLC and the Securities and Exchange Commission.
Management is responsible for the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for auditing and expressing an opinion in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) on the Company’s consolidated financial statements.
In connection with these responsibilities, the Audit Committee met with management and Deloitte to review and discuss the June 30, 2016 financial statements including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under standards established by the Securities and Exchange Commission and the PCAOB. The Audit Committee also has received the written disclosures and the letter from Deloitte in accordance with the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.
The Audit Committee reviewed the overall scope of the audits performed by the internal auditor and Deloitte. The Audit Committee met with the internal auditor and Deloitte, with and without management present, to discuss the results of the audits of the Company’s consolidated financial statements and the overall quality of the Company’s financial reporting.
It is not the duty of the Audit Committee to perform audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and Deloitte. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and Deloitte. Based upon the Audit Committee’s discussions with management and Deloitte, and the Audit Committee’s review of the representations of management and Deloitte, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016, filed with the Securities and Exchange Commission.

Respectfully submitted,
THE AUDIT COMMITTEE
Geoffrey L. Stringer (Chairperson)
Colleen C. Repplier
Thomas J. Tischhauser

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS
Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively the “Deloitte Entities”) audited the Company’s financial statements for the fiscal year ended June 30, 2016.
Representatives of the Deloitte Entities will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees

	Deloitte Entities
	2016	2015
Audit Fees(a)	$986,897	$985,672
Audit-Related Fees(b)	$40,920	$39,441
Tax Fees(c)	$68,119	$98,522
All Other Fees	$—	$—
Total	$1,095,936	$1,123,635

(a)
Audit fees includes fees and out of pocket expenses paid, or expected to be paid, for the audit of the annual consolidated financial statements and for the statutory audits of international subsidiaries.

(b)	Audit-related fees consist primarily of fees paid, or expected to be paid, for the audit of various benefit plans.

(c)	Consists of fees paid for tax compliance and related tax services.

Consideration of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm prior to the services being performed. The Audit Committee has established a pre-approval process for services provided by the independent registered public accounting firm which complies with the requirements of the Sarbanes-Oxley Act of 2002. A description of the pre-approval process is attached to this Proxy Statement as Appendix A. The Audit Committee has considered whether all services provided are compatible with maintaining the independent registered public accounting firm’s independence in accordance with this pre-approval process and has determined that such services are compatible.
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Deloitte & Touche, LLP to be the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2017. They were appointed based upon:
• performance on past audits, including the expertise of the engagement team;
• experience, client service, and responsiveness;
• leadership, management structure, and ethical culture; and
• the amount of fees charged in relation to scope of work performed.
Ratification is not required by law or the Company’s By-laws. The Company is submitting the appointment of the Deloitte Entities to the owners of our Common Stock for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our Share Owners.
The Board of Directors recommends a vote “FOR” ratification of the appointment of the Deloitte Entities as the Company’s independent registered public accounting firm.

EXECUTIVE COMPENSATION
As an “emerging growth company,” we have opted to utilize certain executive compensation disclosure exemptions afforded to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act.
The Company believes in an incentive compensation system that applies to all employees, including management, based upon the fundamental philosophies of rewarding performance, aligning with Share Owners’ interests by directly linking compensation to financial performance, and talent retention. For management, the system includes three components: a base salary, and performance-based cash and stock incentive compensation. The incentive components are pegged to attainment of economic profit, which includes a cost of capital component, and subsequent to fiscal year 2016 the stock compensation incentive also includes a sales growth component, both as compared to specific goals.
Summary Compensation Table
The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to our chairman of the Board and chief executive officer, chief financial officer, and the three other most highly compensated executive officers, for or during the years ended June 30, 2016, 2015, and 2014. These officers are referred to herein as our “named executive officers,” or “NEOs.”
The Summary Compensation Table appearing below contains values calculated and disclosed according to SEC reporting requirements. The “Stock Awards” column reflects awards with a grant date during each fiscal year. In June 2014, former Parent changed their performance share grant timing policy with the intention of informing participants of their awards for the fiscal year 2015 performance period at or near the beginning of that fiscal year. As a result, the amounts shown in the “Stock Awards” column of the Summary Compensation Table for fiscal year 2014 include performance shares granted in August 2013 for the fiscal year 2014 performance period as well as performance shares granted in June 2014 for the fiscal year 2015 performance period, as described in more detail in Note 1 to this table.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($) (1)	($) (2)	($) (3)	($)
Donald D. Charron	2016	$645,996	$811,466	$400,518	$35,124	$1,893,104
Chairman of the Board and Chief Executive Officer	2015	$612,356	$741,365	$496,008	$35,516	$1,885,245
	2014	$603,200	$786,767	$548,912	$32,910	$1,971,789
John H. Kahle	2016	$397,800	$403,307	$246,636	$27,731	$1,075,474
Vice President, General Counsel, Chief Compliance Officer, Secretary	2015	$397,800	$564,290	$312,120	$31,581	$1,305,791
	2014	$397,800	$803,201	$338,130	$27,488	$1,566,619
Steven T. Korn	2016	$290,322	$169,994	$180,000	$14,284	$654,600
Vice President, North American Operations	2015	$281,678	$188,246	$228,160	$16,359	$714,443
	2014	$271,466	$172,169	$247,034	$14,022	$704,691
Michael K. Sergesketter	2016	$267,824	$163,886	$166,051	$23,476	$621,237
Vice President, Chief Financial Officer	2015	$253,053	$174,686	$204,973	$38,346	$671,058
	2014	$242,757	$172,169	$220,909	$33,066	$668,901
Christopher J. Thyen	2016	$267,778	$161,654	$166,022	$19,019	$614,473
Vice President, Business Development	2015	$257,799	$176,808	$208,817	$22,970	$666,394
	2014	$240,883	$172,169	$219,204	$14,729	$646,985

(1)	Stock awards consist of performance shares and unrestricted shares:

•
The compensation reported in the above table represents targeted performance share compensation for each of our NEOs, which does not reflect compensation actually received or earned by the NEOs in the respective years. The amounts included above represent the value at the grant date based upon the probable outcome of the performance conditions, which is estimated based on a payout at the target (Tier 4) level, or 40% of the maximum award opportunity for Annual Performance Shares (“APS”) and 100% of the maximum award opportunity for Long-Term Performance Shares (“LTPS”).

•
In June 2014, former Parent changed its grant timing policy to grant performance shares in June. The prior policy granted performance shares in August. The new grant timing was intended to inform participants of their awards for the fiscal year 2015 performance period at or near the beginning of that fiscal year. However, this transition artificially increased the amounts reported in the “Stock Awards” column in 2014 by including awards from two separate annual grant cycles. For example, for Mr. Charron, the amount included in the “Stock Awards” column for fiscal year 2014 included performance shares granted in August 2013 for the fiscal year 2014 performance period with a grant date fair value of $372,385 and also included the performance shares granted in June 2014 for the fiscal year 2015 performance period with a grant date fair value of $414,382.

•
The grant date fair value of the maximum number of performance shares that could have been earned in fiscal year 2016 was $741,365 for Mr. Charron, $564,290 for Mr. Kahle, $158,035 for Mr. Korn, $153,224 for Mr. Sergesketter, and $153,784 for Mr. Thyen. The grant date fair value of the maximum number of performance shares that could have been earned in fiscal year 2015 was $466,666 for Mr. Charron, $476,479 for Mr. Kahle, $191,479 for Mr. Korn, $169,609 for Mr. Sergesketter, and $173,511 for Mr. Thyen. The grant date fair value of the maximum number of shares that could have been earned in fiscal year 2014 was $422,110 for Mr. Charron, $428,740 for Mr. Kahle, and $103,870 for each of Messrs. Korn, Sergesketter, and Thyen. The aforementioned amounts exclude the performance shares granted in June 2014 because the fiscal year 2015 performance period had not yet begun, and thus could not have been earned during fiscal year 2014.

•
The assumptions used to calculate the grant date fair values are set forth in Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

(2)
Amounts consist of cash incentive compensation earned for services rendered in the applicable fiscal year. The amounts are paid in five installments over the succeeding fiscal year, pursuant to the Incentive Bonus Plan, with 50% payable in August and 12.5% payable in each of the following months of September, January, April, and June.

(3)
Includes benefits received by the NEOs from executive financial services programs, supplemental medical reimbursement, the value of the services and related benefits provided pursuant to the Executive Preventive Healthcare Program, Company or former Parent contributions earned for the Retirement Plans and SERP plans, and de minimus Christmas bonus and life insurance premiums paid by the Company or former Parent. SERP and Retirement Plan Company contribution amounts earned for fiscal year 2016 for Messrs. Charron, Kahle, Korn, Sergesketter, and Thyen were $31,395, $19,333, $14,110, $13,016, and $13,014, respectively.

Outstanding Equity Awards at Fiscal Year End 2016

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	(#)	($)
Donald D. Charron	208,286	$2,593,164
John H. Kahle	106,840	$1,330,154
Steven T. Korn	43,575	$542,504
Michael K. Sergesketter	42,056	$523,602
Christopher J. Thyen	41,501	$516,689
(1) Unearned and unvested equity incentive plan awards consist of the following:

	Stock Award and Initial Grant Date
Name	LTPS 6/29/2016	LTPS 6/29/2015	LTPS 6/26/2014	LTPS 8/12/2013	LTPS 8/13/2012	LTPS 8/16/2011
Donald D. Charron
Shares (#)	79,295	46,035	26,384	28,286	18,857	9,429
Vesting Date(s)	(a)	(b)	(c)	(d)	(e)	8/19/2016
John H. Kahle
Shares (#)	13,840	10,044	26,384	28,286	18,857	9,429
Vesting Date(s)	(a)	(b)	(c)	(d)	(e)	8/19/2016
Steven T. Korn
Shares (#)	15,834	11,055	5,277	5,704	3,803	1,902
Vesting Date(s)	(a)	(b)	(c)	(d)	(e)	8/19/2016
Michael K. Sergesketter
Shares (#)	15,293	10,077	5,277	5,704	3,803	1,902
Vesting Date(s)	(a)	(b)	(c)	(d)	(e)	8/19/2016
Christopher J. Thyen
Shares (#)	14,624	10,191	5,277	5,704	3,803	1,902
Vesting Date(s)	(a)	(b)	(c)	(d)	(e)	8/19/2016

(a)	Three remaining annual vesting dates beginning 8/18/2017

(b)	Three remaining annual vesting dates beginning 8/19/2016

(c)	Four remaining annual vesting dates beginning 8/19/2016

(d)	Three remaining annual vesting dates beginning 8/19/2016

(e)	Two remaining annual vesting dates beginning 8/19/2016

LTPS awards represent the number of shares available for issuance pursuant to performance share awards assuming the targeted performance. At the targeted performance level, 100% of the shares eligible to be received under the LTPS award would be issued. The initial grant date shown is the grant date of the initial annual tranche of the award. The 6/29/2016 and 6/29/2015 LTPS awards are three-year awards and each of the remaining LTPS awards are five-year awards. The remaining tranches for each LTPS award listed above will have grant dates occurring annually at the beginning of each performance period at approximately the same date each year.
(2) Calculated using the $12.45 closing price of KE Common Stock as reported by NASDAQ on June 30, 2016.
Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control
Your Company has outstanding Employment Agreements with Messrs. Charron, Kahle, Korn, Sergesketter, and Thyen, which were effective on March 31, 2015. Each of the Employment Agreements with our executive officers is in substantially the same form. Pursuant to the Employment Agreements, if the executive’s employment is terminated by the Company without Cause (as defined below) or by the executive for Good Reason (as defined below), the Company will provide compensation and benefits to the executive as follows:

(i)	base salary through the date of termination of employment;

(ii)
any deferred and unpaid cash incentive amounts due for the immediately preceding fiscal year and a prorated amount of the target cash incentive for the cash incentive period in which the executive’s last day of employment occurs;

(iii)
(a) unless the executive’s termination occurs during the one-year period before a Change in Control (as defined below) of the Company or during the two-year period following a Change in Control, severance pay equal to the sum of the executive’s annual base salary at the highest rate in effect during the three years immediately preceding the last day of employment and the higher of either the executive’s target cash incentive for the period in which the last day of employment occurs or the executive’s average annual cash incentive award for the three annual cash incentive periods immediately preceding the last day of employment, plus a reimbursement payment of $50,000 (subject to cost-of-living adjustment) in lieu of continued welfare and fringe benefits; or

(b) if the executive’s termination occurs during the one-year period preceding a Change in Control or the two-year period following a Change in Control, severance pay equal to two times the amount determined in (iii)(a) above;

(iv)	reimbursement for up to $25,000 of the costs of outplacement services during the first twelve months following the termination date;

(v)
a payment in cash, shares or a combination thereof at the Company’s discretion, in each case equal to the intrinsic value at the termination date of all options and stock appreciation rights, and the fair market value of restricted stock, performance shares, and performance units, all of which will become fully vested; and

(vi)	payment of all SERP benefit amounts, which will become fully vested.
“Cause” means a determination, by at least three-quarters of the members of the Board, that one or more of the following has occurred:

•
the executive’s willful and continued failure to perform substantially the duties of executive’s position or to follow lawful instructions of a senior executive or the Board that continues for five days after the executive receives written notice identifying such failure;

•	the executive’s conviction of a felony or of another crime that reflects adversely on the Company;

•	the executive’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude; or

•	the executive’s material breach of his obligations under the employment agreement.
“Good reason” means one or more of the following has occurred:

•	a material adverse change in the nature or scope of the executive’s responsibilities;

•	a reduction in the executive’s salary rate or target cash incentive amount;

•	a reduction of 5% or more in the aggregate benefits provided to the executive and his dependents under the Company’s employee benefit plans;

•	a significant diminution in the executive’s position, authority, duties or responsibilities;

•	a relocation of the executive’s principal site of employment to a location more than fifty (50) miles from the principal site of employment; or

•	failure by the Company to obtain an assumption agreement regarding the executive’s employment agreement from any successor of the Company.

In the event of termination of employment for a reason other than Cause or Good Reason, the executive will receive his base salary through the date of termination and will be entitled to any benefits under the regular terms of the welfare, retirement, Incentive Bonus, SERP, and equity and incentive plans.
“Change in Control” generally means the consummation of any of the following:

•
the acquisition, by any one person or more than one person acting as a group, of ownership interests representing more than 50% of the total fair market value or of the total voting power of all ownership interests (the “Majority Ownership”) of the Company, any affiliate of the Company that employs the executive, any entity that has a Majority Ownership of either the Company or such affiliate, or any entity in an uninterrupted chain of Majority Ownership culminating in the ownership of the Company or such affiliate (each, a “Relevant Company”) through merger, consolidation, or stock transfer;

•
the acquisition during any 12-month period, by any one person or more than one person acting as a group, of ownership interests in a Relevant Company possessing 35% or more of the total voting power of all ownership interests in the Relevant Company;

•
the acquisition of ownership during any 12-month period, by any one person or more than one person acting as a group, of 40% or more of the total gross fair market value of the assets of a Relevant Company; or

•
the replacement of a majority of members of the Board during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of a Relevant Entity within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code and its interpretive regulations does not constitute a “Change in Control.”

Upon a Change in Control of the Company, the Company will pay to the executives an amount in cash, shares or a combination thereof at the Company’s discretion equal to the value at the effective date of the Change in Control of all options, stock appreciation rights, restricted stock, performance shares, performance units, and Incentive Bonus Plan payments, all of which will become fully vested. In addition, the executive will become fully vested in the SERP and will receive all benefit amounts under that plan. Further, upon a Change in Control, as an incentive for the executive to remain available to assist with transition matters, the Company will offer the executive a retention bonus equal to 40% of the executive’s annual salary, payable in two equal installments, the first after three months following the Change in Control and the second after an additional three months, in each case as long as the executive remains an employee during such time (or if his employment is terminated by the Company without Cause or by the executive for Good Reason).
The Employment Agreements also provide that in the event the executive incurs any gross income inclusion, interest or additional tax pursuant to Section 409A of the Internal Revenue Code on any payments from the Company, then the Company will make a supplemental payment to the executive in an amount sufficient to pay the resulting tax liability as well as the tax liability on the supplemental payment. In addition, under the Employment Agreements, if any of the Company’s payments to the executive are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to reimbursement for the amount of the excise tax (plus interest and penalties). The Committee may, however, decide to reduce or eliminate that reimbursement or to reduce the executive’s compensation to the extent necessary to avoid Section 4999 taxation, if the aggregate compensation payable because of a Change in Control would exceed 5% of the net proceeds of the transaction.
In addition, the Employment Agreements impose non-competition and non-solicitation obligations on the executives during the term of their employment and for a period of 12 months (or a shorter period not less than 6 months, for an executive employed for fewer than 12 months) following termination of employment for any reason.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of June 30, 2016 including the 2014 Stock Option and Incentive Plan (the “Plan”).

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (3)
Equity Compensation Plans
Approved by Share Owners (1)	801,898	—	3,411,134
Total	801,898	—	3,411,134

(1)
Consists of 801,898 performance share awards. The number of performance shares assumes the maximum number of shares which the participant is eligible to receive if applicable profitability levels are achieved.

(2)	There is no exercise price for performance share awards.

(3)
Represents the number of shares remaining available for issuance under the 2014 Plan after subtracting the maximum number of performance shares which participants are eligible to receive if applicable profitability levels are achieved.

SUBMISSION OF NOMINATIONS AND PROPOSALS FOR 2017
Proposals which are desired to be presented at the 2017 Annual Meeting by Share Owners and included in the Company’s Proxy Statement for that meeting must be received by the Company at its principal executive offices, 1205 Kimball Blvd, Jasper, Indiana 47546, no later than May 12, 2017. Such proposals, however, must meet certain requirements under the regulations of the SEC to be included in the Company’s Proxy Statement. A Share Owner wishing to nominate a candidate for election as a director or to bring any other proposal before the 2017 Annual Meeting of Share Owners (but not include the nomination or proposal in the Company’s Proxy Statement), must cause written notice of the proposal to be received by the Secretary of the Company at its principal executive office no earlier than July 2, 2017, and no later than July 22, 2017. The written notice must also meet additional requirements as stated in the Company’s By-laws, a copy of which is available upon written request directed to the Secretary of the Company.

MEETING AND VOTING INFORMATION
Proxy Statement
This Proxy Statement and the accompanying proxy are being provided to the Share Owners of the Company on or about September 9, 2016, and are furnished in connection with the Board of Directors’ solicitation of proxies to be used at the Annual Meeting of Share Owners to be held October 20, 2016, at the time and place and for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Share Owners accompanying this Proxy Statement. The Board has fixed the close of business on August 17, 2016, for determining our Share Owners entitled to notice of and to vote at the meeting and any adjournments thereof. Only Share Owners of record at the close of business on that date will be entitled to vote. As of August 17, 2016, there were 28,265,341 shares outstanding, each share entitled to one vote.
This year, we are pleased to be furnishing our proxy materials to our Share Owners via the Internet under the e-proxy rules adopted by the SEC. As a result, on or about September 9, 2016, we mailed to many of our Share Owners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2016 Annual Report to Share Owners, which includes our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended June 30, 2016 (our “2016 Annual Report”). The Notice contains instructions on how to access those documents and vote online. The Notice also contains instructions on how each of those Share Owners can request and receive a paper copy of our proxy materials, including this Proxy Statement, our 2016 Annual Report and a proxy card. All Share Owners who do not receive a Notice will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Using this distribution process conserves natural resources and reduces the costs of printing and distributing these proxy materials.
This Proxy Statement, the form of the proxy card and voting instructions are being made available to Share Owners on or about September 9, 2016, at www.proxyvote.com. Our 2016 Annual Report is being made available at the same time and by the same method. The 2016 Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference. Share Owners may receive, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, including financial statements but excluding exhibits, as filed with the SEC. Please address requests for a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 to our Secretary at Kimball Electronics, Inc., 1205 Kimball Blvd, Jasper, Indiana 47546.

The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our Share Owners. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of proxy materials to multiple Share Owners who share an address, unless we received contrary instructions from the impacted Share Owners prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any Share Owners at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a Share Owner sharing an address with another Share Owner and wish to receive only one copy of future Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.
If you have received a printed set of proxy materials, a proxy, being solicited on behalf of the Board has been enclosed along with a return envelope, which requires no postage if mailed in the United States.
Any of our Share Owners who properly deliver a proxy may revoke their proxy at any time prior to the voting thereof by either filing a written revocation with the Secretary of the Company, submitting another properly delivered proxy by telephone, via the Internet or by mail with a later date, requesting the return of the proxy from the Secretary prior to the vote, or attending the meeting and voting in person, although attendance at the meeting will not by itself revoke a previously granted proxy.
The entire cost of soliciting proxies will be borne by your Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and electronic mail by directors, officers, and employees of your Company without extra compensation. Your Company will also reimburse brokerage houses, custodians, nominees, and fiduciaries for actual expenses incurred in forwarding proxy material to beneficial owners.
Voting Information
The presence of a quorum requires that a majority of outstanding shares of Common Stock be present at the meeting by proxy or in person. Withholding authority, abstentions and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
Under current regulations, banks and brokers are not permitted to vote uninstructed shares on certain items (for example, in the election of directors) on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.
If you are a Share Owner of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. All properly delivered proxies will be voted. In the absence of contrary direction, the proxies will be voted “FOR” the election of each of the named nominees to the Board of Directors and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm. Shares held by participants in the Company’s retirement plan will be voted in accordance with the participant’s direction in his or her proxy unless such proxy is not timely received, in which case the trustee of the retirement plan will vote the shares in the same proportion as the shares for which the trustee received timely participant direction.
With a quorum present at the meeting, directors will be elected by the plurality of the votes cast by the shares entitled to vote in the election at the meeting (i.e., the nominees receiving the highest number of votes cast in each category will be elected). The election of directors will not be affected if you choose not to vote your shares or if you withhold authority to vote your shares, and will not be affected by broker non-votes. The appointment of the Company’s independent registered public accounting firm will be ratified and approved if a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting are voted “FOR” the proposal. Abstentions will have the same effect as “AGAINST” votes.
If you are a registered Share Owner, you can simplify your voting and save your Company expense by voting via telephone or the Internet. Instructions explaining how to vote by telephone or the Internet are provided on the Notice and the proxy card. These documents include a control number to verify a Share Owner’s identity, allowing the Share Owner to access online proxy materials, vote the shares and confirm that the voting instructions have been recorded properly. If you vote via telephone or the Internet, please do not return a signed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote via telephone or the Internet by following the instructions on the Notice or proxy form you receive from your bank or broker.
The Board of Directors knows of no other matters that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matter using the discretionary authority granted in the proxy form.

PERSONAL ATTENDANCE AT THE ANNUAL MEETING OF SHARE OWNERS
PLEASE NOTE THAT IF YOU DECIDE TO ATTEND IN PERSON, YOU WILL BE ADMITTED ONLY ON THE FOLLOWING CONDITIONS:

A.	PRESENTATION OF A PHOTO IDENTIFICATION, AND

B.	YOUR NAME MUST BE ON OUR SHARE OWNER LIST OR A RECENT BROKERAGE STATEMENT SHOWING SHARE OWNERSHIP AS OF AUGUST 17, 2016 MUST BE PRESENTED.
DIRECTIONS TO THE ANNUAL MEETING OF SHARE OWNERS
From Evansville, Indiana (via I-64 East) or from Louisville, Kentucky (via I-64 West):
Take exit 57B (US-231 North).
Go North on US-231 approximately 13 miles.
Turn left onto 12th Avenue.
Turn left onto Kimball Blvd. and the Kimball Electronics Headquarters will be on your right.
From Indianapolis, Indiana (via Hwy 37 South):
Take Highway 37 South to Bedford.
In Bedford take US Highway 50 West to Loogootee approximately 30 miles.
In Loogootee take US 231 South to Jasper approximately 20 miles.
Follow US 231 south through Jasper.
Turn right onto 12th Avenue.
Turn left onto Kimball Blvd. and the Kimball Electronics Headquarters will be on your right.

SHARE OWNERSHIP INFORMATION
Under the regulations of the SEC, persons who have power to vote or invest in or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial holders of such shares. Because the voting or investment power of certain shares listed in the following table is shared, the same securities in certain cases are listed opposite more than one name in the table. The total number of our shares listed in the table for all executive officers and directors as a group, after elimination of such duplication, is 894,878 shares of Common Stock (3.18% of the outstanding), as of the date noted below.
Set forth in the following table are the beneficial holdings, as of August 8, 2016, of the Company’s Common Stock on the basis described above for: (i) each person known to your Company who may be deemed to beneficially own more than 5% of your Company’s outstanding shares; (ii) each director; (iii) each “Named Executive Officer” (NEO) as listed in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (iv) all directors and executive officers as a group:

	Shares Beneficially Owned(a)(b)
Name	Sole Voting and Investment Power		Shared Voting and Investment Power	Percent of Outstanding Shares
Holders of more than 5% of the Outstanding Shares
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	1,945,632	(e)	None	6.91%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,567,633	(f)	None	5.56%
Directors and Named Executive Officers:
Donald D. Charron	244,271	(c)	None	(d)
Christine M. Vujovich	37,839		None	(d)
Geoffrey L. Stringer	52,482		None	(d)
Thomas J. Tischhauser	37,593		None	(d)
Colleen C. Repplier	11,085		None	(d)
Gregory J. Lampert	14,696		None	(d)
Christopher B. Curtis	11,085		None	(d)
John H. Kahle	162,470	(c)	None	(d)
Steven T. Korn	60,063	(c)	None	(d)
Michael K. Sergesketter	59,189	(c)	None	(d)
Christopher J. Thyen	94,305	(c)	None	(d)
All executive officers and directors as a Group (15 persons)	894,878	(c)	None	3.18%

(a)
Based upon information obtained from the executive officers, directors, and beneficial owners (according to the definition of “beneficial ownership” under the regulations of the SEC). On August 8, 2016, there were outstanding 28,170,318 shares of Common Stock.

(b)
The “Sole Voting and Investment Power” column includes shares owned by the spouses living in the households of the individuals listed. The “Shared Voting and Investment Power” column includes shares held by limited partnerships, foundations, and trusts over which listed individuals have shared voting and investment power. Beneficial ownership is disclaimed as to such shares and as to all other shares over which the named person does not have full beneficial rights.

(c)
Shares include performance shares which are receivable as of August 8, 2016, as follows: Donald D. Charron 50,226 shares; John H. Kahle 38,229 shares; Steven T. Korn 10,707 shares; Michael K. Sergesketter 10,381 shares; Christopher J. Thyen 10,419 shares and all executive officers and directors, as a group 149,805 shares. These share amounts have not been reduced by the following shares withheld to satisfy tax withholding obligations upon their vesting on August 19, 2016: Donald D. Charron 15,896 shares; John H. Kahle 12,099 shares; Steven T. Korn 3,389 shares; Michael K. Sergesketter 3,286 shares and Christopher J. Thyen 3,298 shares. The percentage of shares owned by each person, or group, is determined by including in the number of shares outstanding, those performance shares issuable to such person or group as of August 8, 2016.

(d)	Totals are under one percent of the outstanding shares.

(e)
This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on February 9, 2016, indicating beneficial ownership as of December 31, 2015. The Share Owner reports that it has the sole power to vote or direct the vote of 1,883,662 shares and the sole power to dispose or direct the disposition of 1,945,632 shares but also notes that it is an investment advisor registered under the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the Company’s shares held by the Funds. However, all of the Company’s shares are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(f)
This information is derived from the Schedule 13G filed by such Share Owner with the SEC on January 28, 2016, indicating beneficial ownership as of December 31, 2015. The Share Owner reports that it has the sole power to vote or direct the vote of 1,507,040 shares and the sole power to dispose or direct the disposition of 1,567,633 shares but also notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company’s shares and that no one person’s interest in the Company’s shares is more than 5% of the total outstanding shares of the Company. BlackRock, Inc. reports that the following of its subsidiaries acquired the shares: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, and BlackRock Institutional Trust Company, N.A., and BlackRock Investment Management, LLC.

Share Ownership Guidelines
The Compensation and Governance Committee of your Company established stock ownership guidelines for directors and senior executives. The guidelines outline the expectations of directors and executives to maintain beneficial ownership of Company stock having a value expressed as a multiple of their director fees or their base salary, as the case may be, for as long as they remain a director or executive officer. Directors and executive officers are allowed a reasonable time, in the judgment of the Committee, to attain the expected beneficial ownership set forth in the guidelines. “Beneficial Ownership” includes, in addition to shares held directly by directors or executives, those shares held by a spouse, minor children or grandchildren, trusts, retirement plans, and unearned shares awarded under the Company’s 2014 Stock Option and Incentive Plan. The ownership status of each director and executive is reviewed annually by the Committee. The multiples are as follows:

Position	Value as a Multiple of Base Salary or Fees
Director	X 3
Chairman, CEO	X 5
Vice President	X 3

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that Company directors, executive officers and greater-than-ten-percent Share Owners file with the SEC and the Company an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of Common Stock of the Company. Based solely on its review of such forms received by the Company and written representation from the directors and executive officers that no other reports were required, the Company is unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended June 30, 2016 except for one instance of late filings for all executive officers.  The late filings were related to performance share grants made in August 2015 and were approximately one week late due to a misunderstanding by the Company that the initial filing due date should have been based upon the grant date, not the date that the final grant amounts were determined.  That determination date was approximately ten days following the grant date due to the processing time needed to calculate the proper share withholdings for tax purposes.

APPENDIX A

APPROVAL PROCESS FOR SERVICES PERFORMED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Objective
To ensure the independent registered public accounting firm is independent in both fact and appearance with respect to the audit of the financial statements of Kimball Electronics, Inc. (the “Company”).
Process
The independent registered public accounting firm of Kimball Electronics, Inc. reports to and is engaged by the Audit Committee of the Company. Prior to the engagement of the independent registered public accounting firm to render service, the service and fees are approved by the Audit Committee. The Audit Committee will not engage the independent registered public accounting firm for any non-audit service that is specifically prohibited by the Securities and Exchange Commission rules on auditor independence nor will approval be granted for any non-audit service that individually or in the aggregate, in the Audit Committee’s opinion, impairs the independence of the independent registered public accounting firm with respect to the audit of the financial statements of the Company. Pre-approval of services is obtained either (1) by explicit pre-approval of individual services from the Audit Committee or (2) by general pre-approval for certain tax compliance and related tax services.
The Audit Committee has delegated authority to the Audit Committee Chairperson to grant approval required by this policy for any service engagements that arise between Audit Committee meetings. During the next regularly scheduled Audit Committee meeting, or sooner as appropriate, the Audit Committee Chairperson updates the full committee of approved independent registered public accounting firm services for informational purposes.
The independent registered public accounting firm has reviewed the policy and believes that the policy will not adversely affect the firm’s independence.

A-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000298765_1 R1.0.1.2 5 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Christine M. Vujovich 02 Thomas J. Tischhauser KIMBALL ELECTRONICS, INC. 1205 KIMBALL BLVD. JASPER, IN 47546 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratify the appointment of Deloitte & Touche, LLP as the independent registered public accounting firm for the fiscal year 2017. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000298765_2 R1.0.1.2 5 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com KIMBALL ELECTRONICS, INC. Annual Meeting of Shareholders October 20, 2016 9:00 AM This proxy is solicited by the Board of Directors The shareholder hereby appoints Donald D. Charron as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of KIMBALL ELECTRONICS, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 09:00 AM, EDT on 10/20/2016, at the Kimball Electronics Headquarters, 1205 Kimball Blvd., Jasper, IN 47546, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side